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Exhibit 3.2

BYLAWS

OF

PETRAMERICA OIL, INC.

OFFICES

        Section 1.    Offices.    The corporation may have such offices, including its principal office, either within or without the state of Colorado, as the Board of Directors may designator as the business of the corporation may require from time to time.

SHAREHOLDERS

        Section 2.    Annual Meetings.    The annual meeting of the shareholders shall be held during the three months of the second fiscal quarter of each fiscal year of the corporation at such time and place as the President or Secretary shall designate, for the purpose of electing directors and for the transaction of such other business as may come before the meeting.

        Section 3.    Special Meetings.    Special meetings of the shareholders, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the President or by the Board of Directors, and shall be called by the President at the request of the holders of not less than one-tenth of all of the outstanding shares of the corporation entitled to vote at the meeting.

        Section 4.    Place of Meeting.    The Board of Directors may designate any place, either within or without the state of Colorado, as the place of meeting for any annual meeting or for any special meeting called by the Board of Directors. A waiver of notice signed by all shareholders entitled to vote at a meeting may designate any place, either within or without the state of Colorado, as the place for the holding of such meeting. If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be the registered office of the corporation in the state of Colorado.

        Section 5.    Notice of Meeting.    Written notice stating the place, day and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than ten days no more than fifty days before the date of the meeting, either personally or by mail, by or at the direction of the President or the Secretary, or the officer or person calling the meeting, to each shareholder of record entitled to vote at such meeting; except that; if the authorized shares are to be increased, at least thirty (30) days notice shall be given. If mailed, such notice shall be deemed delivered as to any shareholder of record when deposited in the United States mail, addressed to the shareholder at his address as it appears on the stock transfer books of the corporation, with postage thereon prepaid, but if three successive letters mailed to the last-known address of any shareholder of record are returned as undeliverable, no further notices to such shareholder shall be necessary until another address for such shareholder is made known to the corporation. A waiver of notice to a shareholder in writing signed by the person entitled to such notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of such notice. By attending a meeting, a shareholder (a) waives objection to lack of notice or effective notice of such meeting unless the shareholder, at the beginning of the meeting, objects to the holding of the meeting or the transacting of business at the meeting; and (b) waives objection to consideration at such meeting of a particular matter not within the purpose or purposes described in the meeting notice unless the shareholder objects to considering the matter when it is presented.

        When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting a corporation may transact any meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given for each shareholder of a record entitled to vote at the meeting.

        Section 6.    Closing of Transfer Books or Fixing of Record Date.    For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or shareholders entitled to receive payment of any dividend or in order to make a determination of shareholders for any other proper purpose, the Board of Directors of the corporation may provide that the stock transfer books shall be closed for a stated period but not to exceed, in any case, fifty days. If the stock transfer books shall be closed for the purpose of determining shareholders entitled to notice of or to vote at a meeting of shareholders, such books shall be closed for at least ten days immediately preceding such meeting. In lieu of closing the stock transfer books, the Board of Directors may fix in advance a date as the record date for any such determination of shareholders, such date in any case to be not more than fifty days and, in case of a meeting of shareholders, not less than ten days prior to the date on which the particular action, requiring such determination of shareholders, is to be taken. If the stock transfer books are not closed and not record date is fixed for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders, or shareholders entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the resolution of the Board of Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of shareholders. When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this section, such determination shall apply to any adjournment thereof.

        Section 7.    Quorum.    A majority of the outstanding shares of the corporation entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders. If a quorum is present, the affirmative vote of the majority of the shares represented at the meeting and entitled to vote on the subject matter (including, but not limited to, the adoption of an incentive stock option plan) shall be the act of the shareholders, unless the vote of a greater proportion or number or voting by classes is required by the Colorado Corporation Code or the Articles of incorporation. If a quorum is not represented at any meeting of the shareholders, such meeting may be adjourned for a period not to exceed sixty (60) days at any one adjournment.

        Section 8.    Proxies.    At all meetings of shareholders, a shareholder may vote by proxy executed in writing by the shareholder or by his duly authorized attorney in fact. Such proxy shall be filed with the Secretary of the corporation before or at the time of the meeting. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy.

        Section 9.    Voting of Shares by Certain Holders.    Shares standing in the name of another corporation may be Voted by such officer, agent or proxy as the Bylaws of such corporation may prescribe, or in the absence of such provision, as the Board of Directors of such corporation may determine.

        If shares or other securities having voting power stand of record in the name or two or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants-in-common, tenants by the entirety, or otherwise, or if two or more persons have the same fiduciary relationship respecting the same shares, voting with respect to the shares shall have the following effect: (a) if only one person votes, his act binds all; (b) if two or more persons vote, the act of the majority so voting binds all; and (c) if two or more persons vote, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionally, or any person voting the shares of a beneficiary, if any, may apply to any court of competent jurisdiction in the state of Colorado to appoint an additional person to act with the person so voting the shares. The shares shall then be voted as determined by a majority of such persons and the person appointed by the court. If a tenancy is held in equal interests, a majority or even split for the purpose of this subsection (c) shall be a majority or even split in interest. The effects of voting stated above in this paragraph shall not be applicable if the Secretary of the corporation is given written notice of alternative voting provisions and is furnished with a copy of the instrument or order wherein the alternative voting provisions are stated.

        Shares held by an administrator, executor, guardian or conservator may be voted by him, either in person or by proxy, without a transfer of such shares into his name. Shares standing in the name of a trustee may be voted by him, either in person or by proxy, but not trustee shall be entitled to vote shares held by him without a transfer of such shares into his name.

        Shares standing in the name of a receiver may be voted by such receiver, and shares held by or under the control of a receiver may be voted by such receiver without the transfer thereof into his name if authority so to do be contained in an appropriate order of the court by which such receiver was appointed.

        A shareholder whose shares are pledged shall be entitled to vote such shares until the shares have been transferred into the name of the pledgee, and thereafter the pledgee shall be entitled to vote the shares so transferred.

        Shares of its own stock belonging to the corporation shall not be voted, directly or indirectly, at any meeting, and shall not be counted in determining the total number of outstanding shares at any given time.

        Section 10.    Cumulative Voting.    Cumulative voting of shares shall not be permitted in the election of directors.

        Section 11.    Informal Action by Shareholders.    Any action required or permitted by the Colorado corporation Code to be taken at a shareholders' meeting may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by each shareholder entitled to vote and delivered to the Secretary of the corporation for inclusion in the minutes or for filing with the corporate records. Action thus taken is effective when all shareholders entitled to vote have signed the consent, unless the consent specifies a different effective date. Written consent of the shareholders entitled to vote has the same force and effect as a unanimous vote of such shareholders and may be stated as such in any document. The record date for determining shareholders entitled to take action without a meeting is the date the first shareholder signs the consent.

BOARD OF DIRECTORS

        Section 12.    General Powers.    The business and affairs of the corporation shall be managed by its Board of Directors, except as otherwise may be provided in the Articles of Incorporation. One member of the Board of Directors may be appointed by the directors to the position of Chairman of the Board. If the position is filled, the chairman of the Board, when present, shall preside at all meetings of the stockholders and of the Board of Directors and shall perform all duties incident to the office of Chairman of the Board and such other duties as may be prescribed by the Board of Directors from time to time.

        Section 13.    Number, Tenure and Qualification.    The number of directors of the corporation shall be such number as is determined by resolution of the Board of Directors. Each director shall hold office until the next annual or special meeting of shareholders at which a new Board of Directors is elected and until his successor shall have been elected and qualified. Directors need not be residents of Colorado or shareholders of the corporation.

        Section 14.    Regular Meetings.    A regular meeting of the Board of Directors shall be held without notice other than this Bylaw immediately after, and at the same place as, the annual meeting of shareholders. The Board of Directors may provide, by resolution, the time and place, either within or without Colorado, for the holding of additional regular meetings without other notice than such resolution.

        Section 15.    Special Meetings.    Special meetings of the Board of Directors may be called by or at the request of the President or any director. The person or persons authorized to call special meetings of the Board of Directors may fix any place, either within or without the state of Colorado, as the place for holding any special meeting of the Board of Directors called by them.

        Section 16.    Notice.    Notice of any special meeting shall be given at least two days previous thereto by written notice delivered personally or mailed to each director at his business address, or by telegram. If mailed, such notice shall be deemed to be delivered when deposited in the United States Mail so addressed, with postage thereon prepaid. If notice be given by telegram, such notice shall be deemed to be delivered when the telegram is delivered to the telegraph company. Any director may waive notice of any meeting whether before, at or after the meeting. The attendance of a director at a meeting constitutes a waiver of notice of such meeting, except in cases in which a director attends a meeting for the express purposes of objecting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

        Section 17.    Quorum.    A majority of the number of directors fixed by Section 13 shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, but if less than such majority is present at a meeting, a majority of the directors present may adjourn the meeting from time to time without further notice.

        Section 18.    Manner of Acting.    The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

        Section 19.    Vacancies.    Any vacancy occurring in the Board of Directors may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the Board of Directors. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office. Any directorship to be filled by reason of an increase in the number of directors shall be filled by the affirmative vote of a majority of the directors then in office or by an election at an annual meeting or at a special meeting of shareholders called for that purpose.

        Section 20.    Compensation.    By resolution of the Board of Directors, the directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors, and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the corporation in any other capacity and receiving compensation therefor.

        Section 21.    Presumption of Assent.    A director of the corporation who is present at a meeting of the Board of Directors at which action on any corporate matter is taken is deemed to have assented to the action taken unless: (a) he objects at the beginning of such meeting to the holding of the meeting or the transacting of business at the meeting; (b) he contemporaneously requests that his dissent from the action be entered in the minutes of such meeting; or (c) he gives written notice of his dissent to the presiding officer of such meeting before its adjournment or to the Secretary of the corporation immediately after adjournment of such meeting. The right of dissent as to a specific action taken in a meeting of a board or a committee is not available to a director who votes in favor of such action.

        Section 22.    Informal Action by Directors.    Any action required or permitted to be taken at a meeting of the Board of Directors or any Committee designated by said Board, or any other action which may be taken at a meeting of the Board of Directors or designated Committee, may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by each director or committee member, and delivered to the secretary for inclusion in the minutes or for filing with the corporate records. Action thus taken is effective when all directors or committee members have signed the consent, unless the consent specifies a different effective date.

Such consent has the same force and effect as a unanimous vote of the directors or committee members and may be sated as such in any document.

        Section 23.    Telephone Board Meetings.    One or more members of the Board of Directors or any committee designated by such Board may participate in a meeting of the Board or committee by means of conference telephone or similar communications equipment by which all persons participating in the meeting can hear each other at the same time. Such participation shall constitute presence in person at the meeting.

        Section 24.    Committees.    The Board of Directors, by resolution adopted by a majority of the full Board of Directors, may designate from among its members an executive committee and one or more other committees each of which, to the extent provided in the resolution, shall have and may exercise such powers as shall be conferred or authorized by the resolution appointing it so long as such powers are consistent with Section 7-5-107 of the Colorado Corporation Code. A majority of any such committee may determine its action and may fix the time and place of its meetings, unless provided otherwise by the Board of Directors. The Board of Directors shall have the power at any time to fill vacancies and, to change the size or membership of, and to discharge any such committee.

        Each such committee shall keep a written record of its acts and proceedings and shall submit record to the Board of Directors at each regular meeting thereof and at such other times as requested by the Board of Directors. Failure to submit such record, or failure of the Board to approve any action indicated therein will not, however, invalidate such action to the extent it has been carried out by the corporation prior to the time the record of such action was, or should have been, submitted to the Board of Directors as herein provided.

OFFICES

        Section 25.    Number and Age Requirement.    The officers of the corporation shall be a President, a Secretary, and a Treasurer, each of whom shall be elected by the Board of Directors. A Chairman of the Board, one or more Vice presidents and such other officers and assistant officers as may be deemed necessary may be elected or appointed by the Board of Directors. Any two or more offices may be held by the same person, except the offices of President and Secretary. The officers of a Corporation shall be natural persons of the age of eighteen years or older.

        Section 26.    Election and Term of Office.    The officers of the corporation to be elected by the Board of Directors shall be elected annually by the Board of Directors at the first meeting of the Board of Directors held after each annual meeting of the shareholders. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as is convenient. Each officer shall hold office until his successor shall have been duly elected and shall have qualified or until his death or until he shall resign or shall have been removed in the manner hereinafter provided.

        Section 27.    Removal.    Any officer or agent elected or appointed by the Board of Directors may be removed by the Board of Directors whenever in its judgment the best interests of the corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

        Section 28.    Vacancies.    A vacancy in any office because of death, resignation, removal, disqualification or otherwise, may be filled by the Board of Directors for the unexpired portion of the term.

        Section 29.    Chairman of the Board.    The Chairman of the Board of Directors, if elected, shall preside at all meetings of the shareholders and the Board of Directors and shall perform such other duties as may be prescribed from time to time by the Board of Directors or by the Bylaws. If a Chairman of the Board is elected, the chairman shall possess the same power as the President to act on behalf of the corporation, to sign all certificates, contracts and other instruments of the corporation which may be authorized by the Board of Directors or required by law or otherwise necessary.

        Section 30.    Chief Executive Officer.    The Chief Executive Officer shall, in the absence of the chairman of the Board and President of the Company, preside at all meetings of the shareholders and the Board of Directors; and shall see that all orders and resolutions of the Board of Directors are carried into effect.

        Section 31.    President.    The President shall be the chief operating officer of the corporation and, subject to the control of the Board of Directors, shall in general supervise and control all of the business and affairs of the corporation. He shall, when present, preside at all meetings of the shareholders and of the Board of Directors unless a Chairman of the Board has been appointed in which case the President shall preside at such meetings only in the absence of the Chairman of the Board. He may sign, with the Treasurer, Assistant Treasurer, Secretary, Assistant Secretary, or any other proper officer of the corporation thereunto authorized by the Board of Directors, certificates for shares of the corporation, any deeds, mortgages, bonds, contracts or other instruments which the Board of Directors has authorized to be executed, except in cases in which the signing and execution thereof shall be expressly delegated by the Board of Directors or by these bylaws to some other officer or agent of the corporation, or shall be required by law to be otherwise signed or executed; and in general shall perform all duties as may be prescribed by the Board of Directors from time to time.

        Section 32.    The Vice Presidents.    In the absence of the President or in the event of his death, inability or refusal to act, the vice president (or in the event there be more than one Vice President, the Vice Presidents in the order designated at the time of their election), if there be a Vice President, shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President, any Vice President may sign, with the Secretary or an Assistant Secretary, certificates for shares of the corporation; and shall perform such other duties as from time to time may be assigned to him by the President or by the Board of Directors.

        Section 33.    The Secretary.    The Secretary shall: (A) keep the minutes of the shareholders and of the Board of Directors meetings in one or more books provided for that purpose; (B) see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law; (C) be custodian of the corporate records and of the seal of the corporation and see that the seal of the corporation is affixed to all documents the execution of which on behalf of the corporation under its seal is duly authorized; (D) keep a register of the post office address of each shareholder which shall be furnished to the Secretary by such shareholder; (E) sign with the President, or a Vice President, certificates for shares of the corporation, the issuance of which shall have been authorized by resolution of the Board of Directors; (F) have general charge of the stock transfer books of the corporation; and (G) in general perform all duties incident to the office of Secretary and such other duties as from time to time may be assigned to him by the President or by the Board of Directors.

        Section 34.    The Treasurer.    The Treasurer shall: (A) have charge and custody of and be responsible for all funds and securities of the corporation; receive and give receipts for moneys due and payable to the corporation from any source whatsoever, and deposit all such moneys in the name of the corporation in such banks, trust companies or other depositories as shall be selected; and (B) in general perform all of the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him by the President or by the Board of Directors.

        Section 35.    Assistant Secretaries and Assistant Treasurers.    The Assistant Secretaries, when authorized by the Board of Directors, may sign with the President or a Vice President certificates for shares of the corporation the issuance of which shall have been authorized by a resolution of the Board of Directors. The Assistant Treasurers shall respectively, if required by the Board of Directors, give bonds for the faithful discharge of their duties in such sums and with such sureties as the Board of Directors shall determine. The Assistant Secretaries and Assistant Treasurers, in general, shall perform such duties as shall be assigned to them by the Secretary or the Treasurer, respectively, or by the President or the Board of Directors.

        Section 36.    Salaries.    The salaries of the officers shall be fixed from time to time by the Board of Directors and no officer shall be prevented from receiving such salary by reason of the fact that he is also a director of the corporation.

CONTRACTS, LOANS, CHECKS AND DEPOSITS

        Section 37.    Contracts.    The Board of Directors may authorize any officer or officers, agent or agents, to enter into any contract or execute and deliver any instrument in the name of and on behalf of the corporation, and such authority may be general or confined to specific instances.

        Section 38.    Loans.    No loans shall be contracted on behalf of the corporation and no evidences of indebtedness shall be issued in its name unless authorized by a resolution of the Board of Directors. Such authority may be general or confined to specific instances.

        Section 39.    Checks, Drafts, Etc.    All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the corporation, shall be signed by such officer or officers, agent or agents of the corporation and in such manner as shall from time to time be determined by resolution of the Board of Directors.

        Section 40.    Deposits.    All funds of the corporation not otherwise employed shall be deposited from time to time to the credit of the corporation in such banks, trust companies or other depositories as the Board of Directors may select.

        Section 41.    Indemnification.    The corporation may provide indemnification of officers, directors and employees as permitted under Section 7-3-101.5, Colorado Revised Statutes, 1973, as such statute may be in effect from time to time.

MISCELLANEOUS

        Section 42.    Rules of Order.    At any meeting of shareholders or directors of the corporation at which a question of procedure arises, the person presiding at the meeting may rely upon the Roberts Rules of order as then in effect to resolve any such question.

        Section 43.    Certificates for Shares.    Certificates representing shares of the corporation shall be in such form as shall be determined by the Board of Directors. Such certificates shall be signed by the Chairman of the Board or by the President or a Vice President and by the Treasurer or an Assistant Treasurer or by the Secretary or an Assistant Secretary. All certificates for shares shall be consecutively numbered or otherwise identified. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered on the stock transfer books of the corporation. All certificates surrendered to the corporation for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and cancelled, except that in case of a lost, destroyed or mutilated certificate a new one may be issued therefor upon such terms and indemnity to the corporation as the Board of Directors may prescribe.

        Section 44.    Transfer of Shares.    Transfer of shares of the corporation shall be made only on the stock transfer books of the corporation by the holder of record thereof or by his legal representative, who shall furnish proper evidence of authority to transfer, or by his attorney thereunto authorized by power of attorney duly executed and filed with the Secretary of the corporation, and on surrender for cancellation of the certificate for such shares. The person in whose name shares stand on the books of the corporation shall be deemed by the corporation to be the owner thereof for all purposes.

        Section 45.    Dividends.    The Board of Directors may from time to time declare, and the corporation may pay, dividends in the manner and upon the terms and conditions provided by law and its Articles of Incorporation.

        Section 46.    Seal.    The Board of Directors shall provide a corporate seal which shall be circular in form and shall have inscribed thereon the name of the corporation and the state of incorporation and the words, "Corporate Seal."

        Section 47.    Emergency Bylaws.    Subject to repeal or change by action of the shareholders, and in accordance with the Colorado Corporation Code, the Board of Directors of the corporation may adopt emergency bylaws which shall, notwithstanding any different provision elsewhere in the bylaws or in the articles of incorporation, be operative during any national emergency as described in the Colorado Corporation Code.

        Section 48.    Inspection.    The books, accounts, and records of the corporation shall be open to inspection by any member of the Board of Directors at all times; and open to inspection by the stockholders at such time, and subject to such regulations as the Board of Directors may prescribe, except as otherwise provided by statute of Colorado or of the United States of America.

        Section 49.    Amendments.    These Bylaws may be altered, amended or repealed and new Bylaws may be adopted by the Board of Directors at any regular or special meeting of the Board of Directors.

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BYLAWS OF PETRAMERICA OIL, INC.